INDEPENDENT AUDITORS' REPORT ON THE ANNUAL ACCOUNTS

To the shareholders of Construcciones Electromecanicas Consonni, S.A.

1. We have audited the annual accounts of Construcciones Electromecanicas Consonni, S.A., consisting of the balance sheet at 31 December 1998, the profit and loss account and the notes for the year then ended, whose preparation is the responsibility of the Company's Directors. Our responsibility is to express an opinion on the aforementioned annual accounts as a whole, based on our audit work carried out in accordance with generally accepted auditing standards in Spain, which require examining, on a test basis, evidence supporting the annual accounts, as well as evaluating their overall presentation and assessing the accounting principles applied and estimates made.

2. In accordance with company legislation, the Directors have presented, for comparative purposes only, for each item of the balance sheet, the profit and loss account and the statement of source and application of funds, the corresponding amounts for the previous year as well as the amounts for 1998. Our opinion refers exclusively to the annual accounts for 1998. On 16 April 1998 and 4 March 1999 we issued our audit report on the annual accounts for 1997 in which we expressed a qualified opinion.

3. As mentioned in Note 1 to the annual accounts, Company Management applied for a declaration of temporary receivership, in a decision adopted by the Board of Directors on 23 July 1996, which was ratified by the Universal, Extraordinary General Shareholders Meeting on 10 September 1996.

         On 5 March 1998 the Court Decision which approved the Agreement with Creditors was given. Under the terms of the Agreements reached between the Company and its Creditors, an overall acquittal of thousands of Pesetas - PThs 735,744 was made, with respect to the debts originally recorded, which the Company recorded crediting the profit and loss account for the year 1997.

         In accordance with the principle of prudence, and as any failure to comply with the terms of the Creditors' Agreement or the agreements with the Preferred Creditors would lead to their termination and, hence, to the cancellation of the acquittal recorded, this item should be taken to profit and loss in proportion to the amount of the related debt repaid (Notes 1 and 11 to the accompanying annual accounts). Up to 31 December, and in accordance with the terms of the agreed plan, debts relating to the receivership have been cancelled (net of the corresponding acquittal, PThs 213,056) for an amount of PThs 115,817.

         At 31 December 1998, the Company presents, net of the outstanding payments of capital, PThs 213,500 (Note 12 to the accompanying annual accounts), a positive net equity of PThs 208,236, which includes the profit for 1998, amounting to PThs 97,655.

         In spite of the improvement in the economic and financial situation and of the Company's profits in 1998, the strengthening of the Company's financial situation and equity and its

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         ability to meet its financial commitments and, hence, to continue as a going concern, will depend on the fulfillment of the objectives and plans set out in Note 17 to the annual accounts and the payment commitments entered into with its preferred and ordinary creditors, affected by the temporary receivership (Notes 1 and 11 to the annual accounts).

4. The accompanying annual accounts have been prepared on the basis of accounting principles generally accepted in Spain and include, to facilitate your understanding, a summary of significant differences between Spanish and U.S. Generally Accepted Accounting Principles and their effect on the Company's equity (Note 19 to the annual accounts).

5. In our opinion, except for the effects of any adjustment that might be necessary if we knew the final outcome of the uncertainty described in Paragraph 3, above, the accompanying annual accounts for 1998 present fairly, in all material respects, a true and fair view of the shareholders' equity and financial position of Construcciones Electromecnicas Consonni, S.A. at 31 December 1998 and the results of its operations and the resources obtained and applied for the year then ended, and they contain the necessary and relevant information in order to adequately interpret and understand them, in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding year.

6. The accompanying Directors' Report for 1998 contains the information considered relevant to the Company's situation, the evolution of its business and of other matters and does not form an integral part of the annual accounts. We have verified that the accounting information contained in the aforementioned Directors' Report coincides with that of the annual accounts for 1998. Our work as auditors is limited to verifying the Directors' Report within the scope already mentioned in this paragraph and does not include the review of information other than that obtained from the Company's accounting records.

Price Waterhouse Auditores, S.A.

  /S/ F. JAVIER DOMINGO
--------------------------------
F. Javier Domingo
Partner - Auditor
12 March 1999